Exhibit 5.1

        [LETTERHEAD]

July 18, 2002

USA Capital First Trust Deed Fund, LLC
c/o USA Capital Realty Advisors, LLC
4484 South Pecos Road
Las Vegas, Nevada 89121

RE:	USA CAPITAL FIRST TRUST DEED FUND, LLC REGISTRATION STATEMENT ON FORM S-11, FILE NO. 333-59362 20,000 MEMBERSHIP UNITS $100,000,000 AGGREGATE OFFERING AMOUNT

Ladies and Gentlemen:

        As outside counsel to USA Capital First Trust Deed Fund, LLC, a Nevada limited-liability company (the "Company"), we are rendering this opinion in connection with the registration by the Company of a maximum of 20,000 membership units (the "Units") of the Company and the proposed issuance of the Units under the above-referenced registration statement (the "Registration Statement").

        We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We are opining herein as to the effect on the subject transaction only of the laws of the State of Nevada, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

        Subject to the foregoing, it is our opinion that the Units have been duly authorized, and, upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters."

Sincerely,
/s/ Kummer Kaempfer Bonner & Renshaw
KUMMER KAEMPFER BONNER & RENSHAW